---------------------------
                                     FORM 5
                           ---------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


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/ /  Check  this  box if no  longer  subject  to  Section  16.  Form 4 or Form 5 obligations may continue. See Instruction 1(b).

/ /  Form 3 Holdings Reported

/ /  Form 4 Transactions Reported


                            (Print or Type Response)


1.   Name and Address of Reporting Person*

     Rossin             Peter             C.
     ----------------------------------------------
     (Last)            (First)         (Middle)

     621 Trotwood Circle
     ----------------------------------------------
                      (Street)

     Pittsburgh          PA             15241
     ----------------------------------------------
     (City)            (State)          (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     Carpenter Technology Corporation  (CRS)
     ------------------------------------------------


3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####
     ------------------------


4.   Statement for Month/Year

     June 1999
     ------------------------


5.  If Amendment, Date of Original (Month/Year)


     ------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    / X / Director

    / X / 10% Owner

    /   / Officer (Give Title)
                               ---------------
    /   / Other (Specify)
                               ---------------

                                  Page 1 of 4
                                SEC 2270 (7-96)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    / X / Form filed by One Reporting Person

    /   / Form filed by More than One Reporting Person




====================================================================================================================================
                          TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
====================================================================================================================================

1. Title of Security        2. Trans-    3. Trans-     4. Securities Acquired (A)      5. Amount of    6. Ownership    7. Nature of
   (Instr. 3)                  action       action        or Disposed of (D)              Securities      Form:           Indirect
                               Date         Code          (Instr. 3, 4 and 5)             Benefici-       Direct (D)      Beneficial
                                            (Instr. 8)                                    ally Owned      or In-          Ownership
                             ---------    -----------   --------------------------        at End of       direct (I)      (Instr. 4)
                              (Month/                    Amount (A) or (D)  Price         Fiscal Year     (Instr. 4)
                               Day/                                                       (Instr. 3
                               Year)                                                      and 4)


  Common Stock, $5.00 par
  value                       09/30/98      J(1)         1,500     A                                          D
  -----------------------     ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------


  Common Stock, $5.00 par
  value                       09/30/98      J(1)         1,500     A                                          I           (2)
  ------------------------    --------     ----- -----   -------  --------  -------      ----------      ------------  ---------


  Common Stock, $5.00 par
  value                       09/30/98      J(1)         3,000     D                                          I           (3)
  -----------------------     ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------


  Common Stock, $5.00 par
  value                       12/30/98      J(1)         1,750     A                                          D
  ------------------------    --------     ----- -----   -------  --------  -------      ----------      ------------  ---------


  Common Stock, $5.00 par
  value                       12/30/98      J(1)         1,750     A                                          I           (2)
  -----------------------     ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------


  Common Stock, $5.00 par
  value                       12/30/98      J(1)         3,500     D                                          I           (3)
  ------------------------    --------     ----- -----   -------  --------  -------      ----------      ------------  ---------


  Common Stock, $5.00 par
  value                       03/31/99      J(1)           650     A                                          D
  -----------------------     ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------



====================================================================================================================================
====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).


                                  Page 2 of 4
                                 SEC 2270 (7-96)



====================================================================================================================================
                          TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                     (continued from Page 2)
====================================================================================================================================

1. Title of Security        2. Trans-    3. Trans-     4. Securities Acquired (A)      5. Amount of    6. Ownership    7. Nature of
   (Instr. 3)                  action       action        or Disposed of (D)              Securities      Form:           Indirect
                               Date         Code          (Instr. 3, 4 and 5)             Benefici-       Direct (D)      Beneficial
                                            (Instr. 8)                                    ally Owned      or In-          Ownership
                             ---------    -----------   --------------------------        at End of       direct (I)      (Instr. 4)
                              (Month/                    Amount (A) or (D)  Price         Fiscal Year     (Instr. 4)
                               Day/                                                       (Instr. 3
                               Year)                                                      and 4)


  Common Stock, $5.00 par
  value                       03/31/99      J(1)           650     A                                          I           (2)
  ------------------------    --------     ----- -----   -------  --------  -------      ----------      ------------  ---------


  Common Stock, $5.00 par
  value                       03/31/99      J(1)         1,300     D                                          I           (3)
  -----------------------     ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------


  Common Stock, $5.00 par
  value                       06/30/99      J(1)           550     A                                          D
  ------------------------    --------     ----- -----   -------  --------  -------      ----------      ------------  ---------


  Common Stock, $5.00 par
  value                       06/30/99      J(1)           550     A                                          I           (2)
  -----------------------     ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------


  Common Stock, $5.00 par
  value                       06/30/99      J(1)         1,100     D                                          I           (3)
  ------------------------    --------     ----- -----   -------  --------  -------      ----------      ------------  ---------




  Common Stock, $5.00 par
  value                                                                                  2,005,450            D
  -----------------------     ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------


  Common Stock, $5.00 par
  value                                                                                      5,450            I           (2)
  ------------------------    --------     ----- -----   -------  --------  -------      ----------      ------------  ---------


  Common Stock, $5.00 par
  value                                                                                    267,750            I           (3)
  -----------------------     ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------


  ------------------------    ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------

  -----------------------     ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------


  ------------------------    ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------

  -----------------------     ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------


  ------------------------    ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------

  -----------------------     ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------


  ------------------------    ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------

  -----------------------     ---------    ----- -----   -------  --------  -------      ----------      ------------  ---------



====================================================================================================================================
====================================================================================================================================

                                  Page 2a of 4
                                SEC 2270 (7-96)



====================================================================================================================================
                              TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================

 1. Title of       2. Conver-     3. Trans-    4. Trans-       5. Number of       6. Date               7. Title and
    Derivative        sion or        action       action          Derivative         Exercisable           Amount of
    Security          Exercise       Date         Code            Securities         and                   Under-
    (Instr. 3)        Price of       (Month/      (Instr. 8)      Acquired (A)       Expiration            lying
                      Deriva-        Day/                         or Disposed        Date                  Securities
                      tive           Year)                        of (D)(Instr.      (Month/Day/           (Instr. 3
                      Security                                    3, 4 and 5)        Year)                 and 4)


                                                                                     Date      Expir-                Amount or
                                                                                     Exer-     ation                 Number of
                                                                 (A)      (D)        cisable   Date         Title    Shares

  Not Applicable
  ---------------     ---------     --------     ------ -----    ------- -------      -------- --------     -------  ----------

  ---------------     ---------     --------     ------ -----    ------- -------      -------- --------     -------  ----------

  ---------------     ---------     --------     ------ -----    ------- -------      -------- --------     -------  ----------

  ---------------     ---------     --------     ------ -----    ------- -------      -------- --------     -------  ----------

  ---------------     ---------     --------     ------ -----    ------- -------      -------- --------     -------  ----------

  ---------------     ---------     --------     ------ -----    ------- -------      -------- --------     -------  ----------

====================================================================================================================================
Table II (continued)
====================================================================================================================================

8. Price of       9. Number of       10. Ownership        11. Nature of
   Derivative        Derivative          Form of              Indirect
   Security          Securities          Derivative           Beneficial
   (Instr. 5)        Benefic-            Security:            Ownership
                     ially               Direct (D)           (Instr. 4)
                     Owned at            or Indirect
                     End of Year         (I)(Instr. 4)
                     (Instr. 4)


   ------------      -------------       -------------        ------------

   ------------      -------------       -------------        ------------

   ------------      -------------       -------------        ------------

   ------------      -------------       -------------        ------------

   ------------      -------------       -------------        ------------

   ------------      -------------       -------------        ------------

====================================================================================================================================
====================================================================================================================================

                                  Page 3 of 4
                                SEC 2270 (7-96)

Explanation of Responses:

(1) Payment in kind of quarterly unitrust amount from the Peter C. and Ada E. Rossin Charitable Remainder Unitrust dated April 8, 1998 to Peter C. and Ada E. Rossin as current income beneficiaries.
(2) Indirect ownership as spouse of transferee, Ada E. Rossin.
(3) Indirect ownership as trustee of the Peter C. and Ada E. Rossin Charitable Remainder Unitrust dated April 8, 1998.


  ** Intentional misstatements or omissions of facts constitute federal criminal violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Note: File three copies of this Form, one of which must be manually signed.
        If space is insufficient, see Instruction 6 for procedure.

  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                         /s/ Peter C. Rossin
                                         ---------------------------------------
                                         Peter C. Rossin



                                         August 13, 1999
                                         -----------------
                                         Date


                                  Page 4 of 4
                                SEC 2270 (7-96)